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                                                                  EXHIBIT (c)(2)

                                   August 8, 1998


Dawson Production Services, Inc.
112 E. Pecan Street, Suite 1000
San Antonio, Texas 78205

Ladies and Gentlemen:

      The parties (the "Parties" and, individually, a "Party") to this letter agreement (the "Letter Agreement") are considering a negotiated transaction that would constitute a combination of the Parties (a "Transaction"). In that connection, each Party or its Representatives (as hereinafter defined) may furnish, orally, electronically, in writing or by inspection, to the other Party and its Representatives certain information, material and documents regarding the former Party and its business, assets, financial condition, results of operations and prospects that may be helpful to the latter Party in evaluating and/or negotiating a potential Transaction. Such information, material and documents furnished pursuant to this Letter Agreement, and all notes, analyses, compilations, studies or other documents, whether prepared by either Party or its Representatives, which contain or otherwise reflect such information, material or documents, are herein called the "Evaluation Material". The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives in violation of this Letter Agreement,
(ii) was available to the receiving Party prior to its disclosure by the providing Party or its Representatives or (iii) was or becomes available to the receiving Party from a source other than the providing Party or its Representatives without any violation known to the receiving Party of any duty or obligation owed by the source to the providing Party.

      As a condition to the furnishing of Evaluation Material by one Party hereto to the other Party, each Party agrees with the other as follows:


      1. All Evaluation Material furnished by one Party or its Representatives to the other Party or its Representatives shall be deemed confidential and shall be kept and maintained by the latter Party and its Representatives under appropriate safe guards. All Evaluation Material shall be used by such Party solely for the purpose of evaluating or negotiating a possible Transaction and shall not be used for any other purpose or for any purpose detrimental to any of the Parties, including, without limitation, in any litigation now or hereafter commenced between the Parties, in any




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tender offer initiated by any of the parties, or in any proxy solicitation involving the Parties. All Evaluation Material shall be kept confidential by such Party and its Representatives for a period of two (2) years from the date hereof. Notwithstanding the foregoing, the Parties agree that (i) any of such information may be disclosed to directors, officers, employees or other representatives of a Party (the directors, officers, employees and other representatives being collectively called such Party's "Representatives") who need to know the Evaluation Material for the purpose of evaluating a possible Transaction, it being understood that (a) such Party's Representatives shall be informed of the confidential nature of the Evaluation Material and shall be directed to treat it confidentially and not to use it other than for the purposes described above, (b) no Evaluation Material may be disclosed to any litigation attorney for any Party who is involved in any litigation now or hereafter pending between the Parties and (c) in any event, each Party shall be responsible for any breach of this Letter Agreement by any of its Representatives; (ii) any disclosure of a Party's Evaluation Material may be made to the extent required by law or regulation (including Regulation 14A and 14D under the Securities Exchange Act of 1934) or to which such Party consents in writing; and (iii) the restrictions set forth herein shall be without prejudice to any Party's right to commence and conduct any tender offer, proxy solicitation or litigation (including, without limitation, the right to seek material constituting Evaluation Material through the discovery process).

      2. Both Parties agree to use their best efforts to safeguard the Evaluation Material from disclosure to anyone other than as permitted hereby, and neither Party will distribute the Evaluation Material relating to the other Party to anyone other than as permitted hereby without prior written authorization from such other Party.

      3. Without the prior written consent of the other Party, such Party will not disclose, and will not permit its Representatives to disclose, to any person other than those permitted hereunder to have access to the Evaluation Material
(i) the fact that the Evaluation Material has been made available to such Party or that such Party has inspected any portion of the Evaluation Material, (ii) the fact that discussions or negotiations are taking place concerning a possible Transaction or (iii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, except as required by law, regulation (including Regulations 14A and 14D under the Securities Exchange Act of 1934), legal process or stock exchange policy.

      4. If either Party or its Representatives is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand, or similar process) by any court or governmental agency or



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authority to disclose any of the other Party's Evaluation Material, the Party receiving such request or demand will provide the other Party with prompt notice of such request or demand so that such other Party shall have an opportunity to seek an appropriate protective order. In addition, each Party agrees to take all reasonable steps necessary to prevent disclosure of such other Party's Evaluation Material, including seeking an appropriate protective order, or, if the information is required to be disclosed, confidential treatment. It is further agreed that, if, in the absence of a protective order, either Party or any of its Representatives is legally required to disclose information concerning the other Party, such Party or its Representatives may disclose such information without liability hereunder, but neither Party shall be relieved of any liability hereunder for any previous disclosure by such Party or any of its Representatives that was not permitted by this Letter Agreement. In addition, the disclosure of Evaluation Material by either Party shall not be deemed a waiver of its right to challenge or object to the production thereof pursuant to any discovery request or subpoena.

      5. If the Parties do not proceed with the Transaction which is the subject of this Letter Agreement, within a reasonable time and in any event within thirty (30) days after being so requested by the other Party hereto, a Party shall redeliver to the other all Evaluation Material which such Party has received from the other, including without limitation all copies, extras or other reproductions of such Evaluation Material, and each Party will destroy all Evaluation Material prepared by it or its Representatives based upon the Evaluation Material supplied by the other Party (including all written material, memoranda, notes and other writings or recordings whatsoever). Upon request by the other Party, such destruction shall be certified in writing to the other Party by one of the destroying Party's Representatives who shall supervise such destruction.

      6. Each Party understands and acknowledges that any and all information contained in the Evaluation Material is being or will be provided by the other Party without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material so provided, except as set forth in any Transaction Agreement. It is further understood that the scope of any representations and warranties to be given by a Party with respect to any Evaluation Material in the Transaction Agreement will be negotiated along with other terms and conditions thereof if discussions between the Parties should progress to that point.

      7. Each Party hereto hereby acknowledges that such Party is aware (and that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit such Party, its Representatives and any other



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person or entity who has received material non-public information about the other Party from purchasing or selling securities of the other Party or from communicating such information to any person under circumstances under which such other person may be expected to purchase or sell securities of the other Party.

      8. Each Party understands and agrees that no contract or agreement providing for a Transaction between the Parties shall be deemed to exist between the Parties unless and until a definitive written agreement setting forth the terms, conditions and other provisions relating to a Transaction (a
"Transaction Agreement") has been executed and delivered, and each Party hereby waives, in advance, any claims (including without limitation breach of contract) based on any alleged agreement between the Parties to effect a Transaction unless and until a Transaction Agreement between the Parties shall have been executed and delivered. Each Party also agrees that, unless and until a Transaction Agreement between the parties has been executed and delivered, the other Party has no legal obligation of any kind whatsoever to negotiate with a view to entering into a Transaction Agreement or to engage in a Transaction by virtue of this Letter Agreement or any other written, electronic or oral expression with respect thereto. For purposes of this Letter Agreement, the "Trans action Agreement" does not include an executed letter of intent or any other preliminary written agreement nor does it include any written, electronic or verbal acceptance of an offer or bid on the part of either Party.

      It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Letter Agreement by either Party or its Representatives and that without prejudice to any rights or remedies at law or in equity otherwise available to the other Party, such other Party shall, if the other Party breaches any provision of this Letter Agreement, be entitled to injunctive relief, specific performance or other appropriate equitable remedies for any such breach. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      This Letter Agreement shall be binding upon the successors and assigns of each Party hereto and shall inure to the benefit of, and be enforceable by, the successors and assigns of each such Party.

      The provisions of this Letter Agreement shall be severable if any of the provisions hereof are held by a court for competent jurisdiction to be invalid, void or



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otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

      This Letter Agreement shall be construed (both as to validity and perfor-mance) and enforced in accordance with and governed by, the laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction.

      This Letter Agreement may be waived, amended or modified only by an instrument in writing signed by the Party against which such waiver, amendment or modification is sought to be enforced, and such written instrument shall set forth specifically the provisions of this Letter Agreement that are to be so waived, amended or modified.

      This Letter Agreement may be executed in any number of counterparts, each of such counterpart shall for all purposes be deemed an original and all such counter parts shall together constitute but one and the same instrument.

      Please indicate your agreement with the foregoing by executing the accompanying copy of this Letter Agreement and returning it to us, whereupon it shall constitute a binding agreement between us as of the date first above written.

                              Very truly yours,

                              KEY ENERGY GROUP, INC.




                              By: /s/ JACK D. LOFTIS, JR.
                                  --------------------------
                              Name:    Jack D. Loftis, Jr.
                              Title:   General Counsel


                              MIDLAND ACQUISITION CORP.



                              By: /s/ JACK D. LOFTIS, JR.
                                  --------------------------
                              Name:    Jack D. Loftis, Jr.
                              Title:   Secretary


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